EXHIBIT 23.1



                         Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-11291, 33-18259, 2-90577, 33-30036, 2-99251, 33-30774,
33-57147, 33-57149, 33-57151, 33-64717, 333-49579, 333-69223, 333-81991 and
333-81993) and on Form S-3 (Nos. 33-52419, 33-56759, 33-60129, 333-277, 333-2883
and 333-11601) of Mentor Graphics Corporation of our report dated December 22, 1999 with respect to the consolidated balance sheets of VeriBest, Inc. and subsidiaries as of September 30, 1999 and December 31, 1998, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the nine months ended September 30, 1999 and each of the years in the two-year period ended December 31, 1998, which report appears in the Form 8-K/A Amendment No. 1 of Mentor Graphics Corporation filed on or about January 14, 2000.

KPMG LLP

Denver, Colorado
January 13, 2000